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                                                                     EXHIBIT 4.5

Schedule to Huttig promissory note in favor of certain lenders.


Lender                                                     Principal sum


First Union National Bank                                  $15,000,000

The Dai-Ichi Kangyo Bank, Ltd.                             $10,000,000

The Bank of New York                                       $15,000,000

Mercantile Bank National Association                       $15,000,000